Exhibit 10.16

SEPARATION AGREEMENT

RECITALS

This Severance Agreement and Release (“Agreement”) is made by and between Jeffrey Carr (“Employee”) and Taleo Corporation and all its heirs, successors, insurers, employers, employees, officers, directors, shareholders and agents (hereinafter collectively referred to as “the Company”) (Employee and the Company are collectively referred to as the “Parties”.):

WHEREAS, Employee’s employment terminates with the Company effective May 5, 2008;

WHEREAS, Employee is not aware of any work-related injury or illness that has not already been disclosed to the Company;

WHEREAS, Employee represents that he has not initiated, and is not aware, of any action in any forum, including any state or federal court or agency, on Employee’s behalf that involves the Company;

WHEREAS, Employee represents that he has returned or will return all Company property within five (5) days from the Termination Date;

WHEREAS, in exchange for severance pay, and the additional covenants and conditions set forth below, Employee agrees to release the Company from any claims arising from or related to the employment relationship;

WHEREAS, Employee wishes to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that he may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;

WHEREAS, Employee also understands that in order to receive severance pay under this Agreement, Employee must sign and return this Agreement to the Company on or before twenty (21) days from Employee’s receipt of this Agreement and Employee must not revoke this Agreement.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.  Deadline to Accept Terms of This Agreement.  Employee understands that he will not receive the benefits set forth in this Agreement unless he delivers a fully executed copy of this Agreement to the Company’s designated HR representative on or before twenty-one (21) days from Employee’s receipt of this Agreement.

2.  Termination Date.  The effective date of Employee’s termination of employment from the Company is May 5, 2008 (“Termination Date”).

3.  Consideration for Release of Claims.  In consideration for the execution by Employee of a general release, the Company agrees to the following:

a)  Severance.  To pay Employee severance pay in a lump sum equivalent to $166,444.00, less applicable state and federal required withholding amounts, and other lawful deductions within ten (10) business days from the date on which the original fully executed Agreement is received by Company.  In addition to the above, bonus for the first quarter of 2008 will be paid on the basis of target attainment consistent with Taleo’s incentive compensation plan for executive officers.

(b)  Benefits.  Employee shall have the right to convert Employee’s health insurance benefits to individual coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the last date of Employee’s employment with Taleo.  Employee agrees to complete and return Employee’s COBRA application to Taleo’s human resource department during the time period provided by law.  Taleo shall reimburse all premiums for the six (6) month period directly following Employee’s Termination Date through October 31, 2008, should Employee elect continuation coverage under COBRA.  If Employee secures health insurance through any other source during this time period, Employee shall so inform Taleo promptly and Taleo’s obligation to reimburse Employee’s premium shall cease.  Other than as set forth in this Section, during and subsequent to the Payment Period, Employee will not be entitled to accrual of any employee benefits, including but not limited to, vacation benefits.

(c)  Stock Options.  Employee will receive immediate vesting with respect to the number of options that would have vested in accordance with Employee’s then-current stock option grants had Employee remained employed for an additional six (6) months and, if applicable, Taleo’s right of repurchase shall continue to lapse in accordance with Employee’s then-current restricted stock grants for a period of six (6) months from the Termination Date.  Employee’s vested stock options as of the Termination Date shall be exercisable for six (6) months after the Termination Date.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.  Stock options are exercisable pursuant to the Taleo Stock Option Plan.

(d)  Tax Indemnification.  Employee acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company to Employee pursuant to this Agreement.  Employee agrees to pay all federal or state taxes owed by Employee, if any, which are required by law to be paid with respect to the payments herein.  Employee further agrees to indemnify and hold the Company harmless from any taxes owed by Employee, including interest or penalties owed by Employee, on account of this Agreement.  Employee further agrees to reimburse Company for any attorney’s fees and costs incurred by Company as a result of having to obtain indemnification under this Agreement.

4.  Confidential Information.  Employee shall return all of the Company’s confidential and proprietary information (including, but not limited to all office equipment, records, data, notes, reports, correspondence, credit cards and calling cards, other documents, computer files or property, keys or reproductions, including but not limited to copies thereof, regardless of the form or medium stored therein, including electronic medium) in Employee’s possession to the Company’s designated HR representative within five (5) days from the Termination Date.

5.  Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, commissions, accrued vacations, expenses and any and all other benefits due to Employee once the payments and benefits noted in this Agreement are received.

(a)     Accrued Vacation. Company shall pay Employee accrued but unused vacation through Termination Date totaling $21,206.00, less applicable state and federal required withholding amounts.

(b)     Expenses.  Company shall reimburse Employee for reasonable business expenses Employee incurred through Employee’s Termination Date, provided Employee submits Employee’s expense reports, including all supporting receipts and invoices, no later than May 15, 2008 to the Company’s designated HR representative, including reimbursement for out-of-pocket expenses associated with cancellation of travel arrangements.

6.  Equipment and Other Materials.  Employee agrees to return computers in Employee’s possession with their associated equipment, docking station, carry bags and any and all peripherals, and cellular phones, keys, calling cards, credit cards and other Company materials to the Company’s designated HR representative within five (5) business days from the Termination Date as defined in Paragraph 2 of this Agreement.

7.  Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  Employee, on Employee’s own behalf, and on behalf of Employee’s respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)  any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)  any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)  any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (except for vested benefits), The Worker Adjustment and Retraining Notification Act, Family Medical Leave Act;

(e)  any and all claims for violation of the federal, or any state, constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)  any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement nor to any obligations described in Section 8 of the Employment Agreement dated March 8, 2006, between Employee and the Company.

Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement.  Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

8.  Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that Employee:

(a)  should consult with an attorney prior to executing this Agreement;

(b)  has up to twenty-one (21) calendar days within which to consider this Agreement;

(c)   has seven (7) calendar days following Employee’s execution of this Agreement to revoke the Agreement;

(d)  this Agreement shall not be effective until the revocation period has expired;

(e)   nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law;

(f)   in order to revoke this Agreement, Employee must deliver to Company at the following address a written revocation before 12:00 p.m. (midnight) Pacific Time on the seventh calendar day following the date Employee signs this Agreement: Human Resources Business Partner, Taleo Corporation, 4140 Dublin Blvd., 4th Flr., Dublin, CA 94568, Facsimile:  415.520.0722

9.  No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on Employee’s behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

10.  Confidentiality.  Employee acknowledges that he was exposed to and has received Taleo’s confidential, proprietary and other information including, but not limited to, financial reports, expenses, vendor information, Taleo’s technology and software, Taleo specific sales and marketing tools, business plans, sales pipelines, in-process press materials or plans, pricing data, product roadmaps or other product information that has not been purposely published to the public by Company, presentations, customer lists, customer contact information, product weaknesses, performance problems or incidents, records of any management discussions, records or notes from any user group, focus group, advisory board or corporate board meetings, events or related interactions (“Confidential Information”).  Employee agrees that he will not use or disclose any information relating to the Company’s information regardless of whether it is determined to be trade secret, confidential or proprietary.  Employee shall return (and not keep in his possession or control or recreate or deliver to any other person or entity) all of the Company’s Confidential Information and proprietary information, including copies thereof, regardless of the form or medium stored therein in Employee’s possession to Company’s designated HR representative within five (5) days of the Termination Date. Employee acknowledges and agrees that he must comply with the applicable terms of the employment agreement dated March 8, 2006, between Employee and the Company.

11.  No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

12.  Non-Disparagement.  Employee agrees to refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company.  Employee further agrees to refrain from disparaging the Company and the employees in any way. All inquiries by potential future employers of Employee will be directed to the Chief Executive Officer.  Employee agrees that the terms of this Agreement are confidential and may not be shared by Employee with third parties other than immediate family and legal and financial advisors.

13.  Non-Solicitation.  Employee agrees that for a period of twelve (12) months immediately following the Termination Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for Employee or any other person or entity.

14.  No Admission of Liability.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

15.  No Knowledge of Wrongdoing.  Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

16.  Costs.  The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

17.  Indemnification.  Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement.  Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

18.  Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, excluding paragraphs 4, 7, 8, 10, 11, 12 and 13 shall be subject to binding arbitration in the State of California, before the American Arbitration Association under its Employment Dispute Resolution Rules.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This provision will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement.

19.  Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee’s to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.  No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations nor statements made by the other party hereto which are not specifically set forth in this Agreement.

21.  Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties. Notwithstanding the foregoing, if the Release provisions (or any portion thereof) contained in this Agreement are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, as a result of actions or inactions by Employee or anyone acting on Employee’s behalf, such ruling shall render this Agreement void and Employee shall repay to the Company all monies paid to or on behalf of Employee as set forth in this Agreement within forty-eight (48) hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this Agreement.

22.  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement.

23.  No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24.  No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.  No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

25.  Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.  Subject to Section 18 above, any permissible action at law, suit in equity, or other judicial proceedings for the enforcement of this Agreement, or related to any provision of this Agreement, shall be instituted only in courts with venue in the State of California, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company’s trade secrets or confidential or proprietary information.  Employee hereby expressly consents to venue and personal jurisdiction of the state and federal courts in the State of California for any lawsuit filed there against Employee by the Company arising from or relating to this Agreement.

26.  Attorneys’ Fees.  In the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

27.  Counterparts.  This Agreement may be executed in counterparts which may be exchanged by facsimile, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.  Effective Date.  This Agreement is effective after it has been signed by both parties (the “Effective Date”).

29.  Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)  They have read this Agreement;

(b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)  They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TALEO CORPORATION

Dated: May 8, 2008	By: /s/ Josh Faddis

Jeffrey Carr, AN INDIVIDUAL

Dated: May 8, 2008	By: /s/ Jeffrey Carr

Please sign this page and initial every page before mailing to: Taleo Corporation, attention:

Debbie Shotwell, 4140 Dublin Blvd., 4th Flr. Dublin, CA 94568.